EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-147101, 333-149124 and 333-158497) of Constant Contact, Inc. of our report dated March 10, 2010 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K.

/s/  PricewaterhouseCoopers LLP

Boston, Massachusetts
March 10, 2010